EXHIBIT 10.16

                                 Beta Foods, LLC
                              1455 West Loop South
                                    Suite 200
                              Houston, Texas 77027

                                November 11, 2004

American Consolidated Management Group, Inc.
714 Fairview Road
Greer, South Carolina 29651

Re: Line of Credit

Gentlemen:

         When accepted by you, this shall constitute our complete agreement concerning the issuance to you of a Line of Credit in the amount of $300,000.00.

         Beta Foods, L.L.C. hereby grants unto American Consolidated Management Group, Inc. ["ACMG"] a line of credit in the amount of $300,000.00 pursuant to the following terms and conditions.

         a. Beta shall advance $100,000.00 immediately, and indeed pursuant to a verbal agreement, has already advanced said sum on November 5, 2004. Beta shall advance the additional $200,000.00 in equal amounts of $50,000.00, with each amount to be advanced on the 1st day of the month for December, 2004 and each month thereafter until the full amount is advanced. By the execution hereof, ACMG hereby acknowledges receipt of the aforesaid $100,000.00 on November 5, 2004.

         b. All sums advanced by Beta to ACMG shall bear interest at ten percent (10%) per annum, until maturity, after which any unpaid sum shall bear interest at the rate of eighteen percent (18%) per annum. Interest shall begin to run on the date of each respective advance of funds.

         c. All sums advanced pursuant to this line of credit shall become due and payable on June 30, 2005. This Agreement shall be construed in accordance with the laws of the State of South Carolina, without regard to its rules for conflicts of law; however, venue for the enforcement of this agreement shall be in Harris County, Texas and all sums due and payable shall be payable in Harris County, Texas.

         The parties agree promptly to execute any document reasonable necessary to assure that the undertakings expressed herein are carried out and that this Agreement is otherwise fully implemented in all respects.

         This Agreement may not be amended, modified, or altered unless such amendment, modification or authorization is in writing executed by each party.

         This Agreement supersedes all prior and contemporaneous discussions, undertakings and verbal agreements concerning the subject matter hereof.

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         The obligations and restraints imposed on the parties to this Agreement shall be separate and severable from each other and shall be deemed to be so notwithstanding that they appear in the same paragraph or sentence as any other obligation or restraint or are imposed by the introduction of a word or phrase conjunctively or disjunctively with or alternatively to the other words or phrases. The language of all parts of this Agreement shall be construed as a whole, according to its fair meaning, and not strictly for or against any particular party. Should any provision of this Agreement be declared or be determined by any court to be illegal or invalid, the validity of the remaining provisions shall not be affected thereby.

         This agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

         If the foregoing is your understanding of our agreement, and is completely satisfactory to you, please indicate your acceptance in the space provided below and return two copies to our offices.

Regards,

/s/ Richard A. Shanks
-------------------------
Richard A. Shanks
President

Agreed to and accepted this 11th day of November, 2004.

American Consolidated Management Group, Inc.


By: /s/ George Mappin
   -----------------------
   George Mappin
   Director